Exhibit (a)(5)(DD)
Translation of Transcript Radio Spot Number 1
Acciona and Enel united in a great project, the acquisition of Endesa. For this reason, we are offering all the Endesa shareholders €40.16 for the sale of each share in cash. Offer documents registered with the CNMV and the SEC.
Translation of Transcript Radio Spot Number 2
If you own Endesa shares, you have now the opportunity to sell each share at €40.16 in cash. Contact your bank or financial institution before October 1st. Offer documents registered with the CNMV and the SEC.
Translation of Transcript Radio Spot Number 3
There are only 8 days left to sell your Endesa shares at a price per share of €40.16 in cash. Contact your bank or financial institution before October 1st. More information at www.opa-acciona-enel.com and on: 900 800 903. Offer documents registered with the CNMV and the SEC.
Translation of Transcript Radio Spot Number 4
There are only 7 days left to sell your Endesa shares at a price per share of €40.16 in cash. Contact your bank or financial institution before October 1st. More information at www.opa-acciona-enel.com and on: 900 800 903. Offer documents registered with the CNMV and the SEC.
Translation of Transcript Radio Spot Number 5
There are only 6 days left to sell your Endesa shares at a price per share of €40.16 in cash. Contact your bank or financial institution before October 1st. More information at www.opa-acciona-enel.com and on: 900 800 903. Offer documents registered with the CNMV and the SEC.
Translation of Transcript Radio Spot Number 6
There are only 5 days left to sell your Endesa shares at a price per share of €40.16 in cash. Contact your bank or financial institution before October 1st. More information at www.opa-acciona-enel.com and on: 900 800 903. Offer documents registered with the CNMV and the SEC.
Translation of Transcript Radio Spot Number 7
There are only 4 days left to sell your Endesa shares at a price per share of €40.16 in cash. Contact your bank or financial institution before October 1st. More information at www.opa-acciona-enel.com and on: 900 800 903. Offer documents registered with the CNMV and the SEC.